EXHIBIT 99.1
CONTACT:
American International Group, Inc.
Charlene Hamrah (Investment Community)
212-770-7074
Nicholas Ashooh (News Media)
212-770-3523
AIG STATEMENT ON ANNOUNCEMENT BY FEDERAL RESERVE BOARD OF $85 BILLION SECURED REVOLVING
CREDIT FACILITY
ADDRESSES LIQUIDITY ISSUES AND POLICYHOLDER CONCERNS
     NEW YORK—Sept. 16, 2008, The Board of Directors of American International Group, Inc. (NYSE:AIG) issued the following statement in response to today’s announcement by the Federal Reserve Board that the Federal Reserve Bank of New York is providing a two-year, $85 billion secured revolving credit facility to AIG that will ensure the company can meet its liquidity needs:
     “The AIG Board has approved this transaction based on its determination that this is the best alternative for all of AIG’s constituencies, including policyholders, customers, creditors, counterparties, employees and shareholders. AIG is a solid company with over $1 trillion in assets and substantial equity, but it has been recently experiencing serious liquidity issues. We believe the loan, which is backed by profitable, well-capitalized operating subsidiaries with substantial value, will protect all AIG policyholders, address rating agency concerns and give AIG the time necessary to conduct asset sales on an orderly basis. We expect that the proceeds of these sales will be sufficient to repay the loan in full and enable AIG’s businesses to continue as substantial participants in their respective markets. In return for providing this essential support, American taxpayers will receive a substantial majority ownership interest in AIG.
     “We commend the Federal Reserve and the Treasury Department for taking this decisive action to address AIG’s liquidity needs and broader financial market concerns. We thank them for their leadership during this critical time for the global financial markets. We also thank Governor Paterson, Commissioner Dinallo, Commissioner Ario, the other state Commissioners, and the Office of Thrift Supervision for their willingness to assist AIG.
     “Policyholders of AIG companies around the world can rest assured that AIG’s commitments will continue to be honored.”
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     It should be noted that the remarks made in this press release may contain projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to management, operations, products and services, and assumptions underlying these projections and statements. It is possible that AIG’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements are discussed in Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2007, and in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of AIG’s Quarterly Report on Form 10-Q for the period ended June 30, 2008. AIG is not under any obligation (and expressly disclaims any such obligations) to update or alter its projections and other statements whether as a result of new information, future events or otherwise.
     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.